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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549



                                   SCHEDULE 13G/A



                     Under the Securities Exchange Act of 1934
                                 (Amendment No. 5)



                                   NAVARRE CORPORATION


                                     Common Stock
                           (Title of Class of Securities)

                                      639208107
                                   (CUSIP Number)


Check the following box if a fee is being paid with this statement [   ].  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continued on following page(s))

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CUSIP NO.  639208107                    13G/A

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Charles E. Cheney
     ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                   (a)

                                   (b)  X

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA


NUMBER OF SHARES    5    SOLE VOTING POWER
BENEFICIALLY OWNED       N/A
BY EACH REPORTING
PERSON WITH         6    SHARED VOTING POWER
                         N/A

                    7    SOLE DISPOSITIVE POWER
                         N/A

                    8    SHARED DISPOSITIVE POWER
                         N/A

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     N/A

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

     N/A

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A

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12   TYPE OF REPORTING PERSON*

     IN

Item 1.

     (a)  Name of Issuer:

          Navarre Corporation

     (b)  Address of Issuer's Principal Executive Offices:

          7400 - 49th Avenue North
          New Hope, MN  55428

Item 2.

     (a)  Name of Person Filing:

          Charles E. Cheney

     (b)  Address of Principal Business Office or, if none, Residence:

          7400 - 49th Avenue North
          New Hope, MN  55428

     (c)  Citizenship:

          USA

     (d)  Title of Class of Securities:

          Common Stock

     (e)  CUSIP Number:

          639208107

Item 3. If this statement is filed pursuant to Rule 13-d-1 (b), or 13d-2(b), check whether the person filing is a:

     (a)       Broker or Dealer registered under Section 15 of the Act

     (b)       Bank as defined in Section 3(a)(6) of the Act

     (c)       Insurance Co. as defined in Section 3(a)(19) of the Act

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     (d)       Investment Co. registered under Section 8 of the Investment
               Company Act

     (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

     (g)       Parent Holding Co., in accordance with 240.13d-1(b)(ii)(H)

               N/A

Item 4.        Ownership

          (a)  Amount Beneficially Owned:

          (b)  Percent of Class:

          (c)

               Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:

               (ii)  Shared power to vote or to direct the vote:

               (iii) Sole power to dispose or to direct the disposition of:

               (iv)  Shared power to dispose or to direct the disposition of:

                     N/A




Item 5.   Ownership of Five Percent or Less of a Class

          Mr. Cheney's ownership has fallen below the 5% requirement for filing the form 13G.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         DATE:               February 10, 1999

                         SIGNATURE:          /s/Charles E. Cheney

                         NAME/TITLE:         Executive Vice President
                                             & Chief Executive Officer